Exhibit 10.4

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (this “Agreement”) is entered into effective as of the 9th day of December, 2008, by and between First Federal Community Bank, a federal savings bank (the “Bank”), and Scott C. Finnell an individual (the “Employee”).

WITNESSETH:

WHEREAS, this Agreement was originally entered into as of the 12th day of June, 2003; and

WHEREAS, this Agreement must be amended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Bank and Employee desire to amend the Agreement as provided herein for the purpose of complying with Section 409A of the Code; and

WHEREAS, Paragraph 7 of the Agreement permits the parties to amend the Agreement in a writing signed by each;

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Bank and the Employee hereby amend and restate the Agreement as follows:

1.

Term. The term of this Agreement shall commence on December 31, 2008, and shall end December 31, 2009, subject to extension and to earlier termination as provided herein (the “Term”). Prior to each anniversary of the date of this Agreement, the Board of Directors of the Bank shall review the performance of the Employee. In connection with such annual review, the Term of this Agreement shall be extended for a one-year period beyond the then-effective expiration date, provided the Board of Directors of the Bank, in its sole discretion, determines in a duly adopted resolution that this Agreement should be extended.

2.

Termination of Employment.

(a)

Termination by the Bank in Connection with a Change of Control. In the event that the employment of the Employee is terminated by the Bank, or its successors or assigns, at any time during the Term for any reason other than Just Cause within six months prior to a Change of Control (hereinafter defined) or within one year after a Change of Control, then the following shall occur:

(i)

the Bank shall promptly pay, but no later than sixty (60) days after the Change of Control or Employee’s termination, to the Employee or to his beneficiaries, dependents or estate an amount equal to the amount of the Employee’s annual base salary most recently set prior to the occurrence of the Change of Control;

(ii)

The Bank shall pay the premiums required to maintain coverage for the Employee and his eligible dependents under the health insurance plan of the Employer in which the Employee is a participant immediately prior to the Change of Control of the Bank in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, until the earliest of (A) the first anniversary of the termination of the Employee’s employment or (B) the date on which the Employee is included in another employer’s health insurance plan as a full-time employee; and

(iii)

The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Bank hereunder, except as specifically stated in subparagraph (b).

For purposes of this Agreement, the term “Just Cause” means the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities assigned to the Employee, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or conviction of a felony or for fraud or embezzlement.

(b)

Termination by the Employee in Connection with a Change of Control. The Employee may voluntarily terminate the Employee’s employment pursuant to this Agreement within twelve months following a Change of Control and shall be entitled to compensation as set forth in Section 2(a) of this Agreement in the event that any of the following conditions constituting “Good Reason” occurs:

(i)

a material diminution in the Employee’s base compensation;

(ii)

a material diminution in the Employee’s authority, duties, or responsibilities;

(iii)

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, including a requirement that the Employee report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(iv)

a material diminution in the budget over which the Employee retains authority;

(v)

a material change in the geographic location at which the Employee must perform the services; or

(vi)

any other action or inaction that constitutes a material breach by the Bank of this Agreement

As a condition to receiving benefits pursuant to this Paragraph 2(b), the Employee must first provide notice to the Bank of the existence of the Good Reason condition no later than ninety (90) days following the initial existence of the Good Reason condition and provide the Bank with a period of at least thirty (30) days during which it may remedy the Good Reason condition.

(c)

Death of the Employee. This Agreement shall automatically terminate upon the death of the Employee.

(d)

“Golden Parachute” Provision. Any payments made to the Employee pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any regulations promulgated thereunder.

In the event that payments pursuant to this Agreement, or any other payments are made by the Bank to the Employee which would constitute a “parachute payment” within the meaning of Section 280G(b)(3) of the Code, or would result in the imposition of a penalty tax pursuant to Section 280G of the Code, such payments shall be reduced to the maximum amount which may be paid under Section 280G of the Code without exceeding such limits. In the event a reduction in payments is necessary in order to comply with the requirements of this Agreement relating to the limitations of Section 280G or applicable OTS limits, the Employee may determine, in her sole discretion, which categories of payments are to be reduced or eliminated. Any reduction pursuant to this Paragraph 2(d) shall be made in compliance with Section 409A of the Code

(e)

Definition of “Change of Control”. A “Change of Control” shall mean any one of the following events:

(i)

the acquisition by any person (as defined under Section 409A of the Code), or more than one person acting as a group (as defined under Section 409A of the Code), of the stock of FFD Financial Corporation (“FFD”) that, together with the stock of FFD held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of all of the stock of FFD;

(ii)

the acquisition by any person, ore more than one person acting as a group, within any 12-month period, of shares of FFD possessing thirty (30) percent or more of the total voting power of all of the stock of FFD.

(iii)

a majority of the members of the Board of Directors of FFD is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of FFD prior to the date of the appointment or election; or

(iv)

the acquisition by any person, or more than one person acting as a group (other than any person described in Treasury Regulation §1.409A-3(i)(5)(vii)(B)) within any 12-month period, of assets from FFD that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of FFD immediately prior to such acquisition or acquisitions.

This definition of Change of Control shall be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(f)

Definition of “Termination.” For the purposes of this Agreement, any reference to “termination” (or any form thereof) of this Agreement or the Employee’s employment hereunder shall mean a “separation from service” within the meaning of Section 409A of the Code by the Employee from the Bank and all entities that, along with the Bank, would be treated as a single employer under Sections 414(b) and (c) of the Code.

(g)

Payment Delay for Certain “Specified Employees.” In the event that Employee is a “specified employee” of the Bank, within the meaning of Treasury Regulation §1.409A-1(i) and as determined under the Bank’s policy for determining specified employees, on the Employee’s date of termination, and the Employee is entitled to a payment and/or benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2) of the Code, then such payment or benefit shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the Employee’s date of termination (or, if earlier, Employee’s death). The first payment that can be made following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of this subparagraph.

3.

Confidential Information. The Employee acknowledges that the Employee has learned and has access to confidential information regarding the Bank and its customers and businesses. The Employee agrees and covenants not to disclose or use for the Employee’s own benefit, or the benefit of any other person or entity, any confidential information, unless or until the Bank consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Employee shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to the Bank, its parent, subsidiaries or affiliates, or to any of the businesses operated by them, and the Employee confirms that such information constitutes the exclusive property of the Bank. The Employee shall not otherwise knowingly act (a) to the material detriment of the Bank, its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Bank.

4.

Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, the Employee’s beneficiaries or legal representatives without the Bank’s prior written consent; provided, however, that nothing in this Section 4 shall preclude (a) the Employee from designating a beneficiary to receive any benefits which were payable hereunder prior to the Employee’s death, or (b) the executors, administrators, or other legal representatives of the Employee or the Employee’s estate from assigning any rights hereunder to the person or persons entitled thereto.

5.

No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

6.

Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Bank and their respective permitted successors and assigns.

7.

Amendment of Agreement. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

8.

Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

9.

Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.

10.

Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.

Governing Law; Regulatory Authority. This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio, except to the extent that federal law is governing. If this Agreement conflicts with any applicable federal law as now or hereafter in effect, then federal law shall govern.

12.

Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior change of control or employment agreement between the Bank or any predecessor of the Bank and the Employee.

13.

Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

If to the Bank:

First Federal Community Bank

321 North Wooster Avenue

Dover, Ohio 44622

If to the Employee:

Scott C. Finnell

405 E. 15th St.

Dover, OH 44622

14.

At-will-Employment. This Agreement does not constitute a contract of employment or impose on the Bank any obligation to retain the Employee as an employee.

15.

Section 409A of the Code.

This Agreement is intended to comply with Section 409A of the Code and shall be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Employee and neither the Bank nor the Board of Directors of the Bank shall be liable to Employee for failure to comply with the requirements of Section 409A of the Code. The Bank may accelerate the time or schedule of a distribution to the Employee any time this Agreement fails to met the requirements of Section 409A of the Code. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Employee has signed this Agreement, each as of the day and year first above written.

Attest:	FIRST FEDERAL COMMUNITY BANK

/s/ Carol L. Slemmer	By:	/s/ Trent B. Troyer
/s/ Leslie Riker		Trent B. Troyer
President

EMPLOYEE

/s/ Scott C. Finnell
Scott C. Finnell